Exhibit 5.1


                                   [CTE Logo]

                        OPINION OF REGISTRANT'S COUNSEL

November 12, 2002

Commonwealth Telephone Enterprises, Inc.
100 CTE Drive
Dallas, PA 18612

Ladies and Gentlemen:

     Commonwealth Telephone Enterprises, Inc., a Pennsylvania corporation (the "Company") is filing with the Securities and Exchange Commission a Registration Statement on Form S-3 (the "Registration Statement") for the purpose of registering under the Securities Act of 1933, as amended (the "Securities Act"), the sale, pursuant to Rule 415 under the Securities Act, by a third party of 4,741,326 shares of its common stock, par value $1 per share (the "Securities"), as described in the Registration Statement.

     I have examined such documents and such matters of fact and law that I have deemed necessary for the purpose of rendering the opinion expressed herein. Based on the foregoing, I am of the opinion that, when the Securities have been delivered against payment therefor in accordance with the terms of the Underwriting Agreement referred to in the prospectus which is a part of the Registration Statement, the Securities will be validly issued, fully paid and non-assessable.

     I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement referred to above, and further consent to the reference to my name under the caption "Legal Matters" in the prospectus which is a part of the Registration Statement, without admitting that I am an expert within the meaning of the Securities Act.

                                              Very truly yours,

                                              /S/Kenneth E. Lee
                                              ---------------------------------
                                              Kenneth E. Lee
                                              Vice President, General Counsel
                                              and Secretary


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